Exhibit 5.1

[CLEARY, GOTTLIEB, STEEN & HAMILTON LETTERHEAD]

Writer’s Direct Dial: (212) 225-2420

June 30, 2004

ON Semiconductor Corporation

5005 E. McDowell Road

Phoenix, Arizona 85008

Ladies and Gentlemen:

We have acted as counsel to ON Semiconductor Corporation, a Delaware corporation (the “Issuer”), Semiconductor Components Industries, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Issuer (“SCI LLC”), SCG (Malaysia SMP) Holding Corporation, a Delaware corporation and a wholly owned subsidiary of the Issuer (the “Malaysia Sub”), SCG (Czech) Holding Corporation, a Delaware corporation and a wholly owned subsidiary of the Issuer (the “Czech Sub”), SCG (China) Holding Corporation, a Delaware corporation and a wholly owned subsidiary of the Issuer (the “China Sub”), Semiconductor Components Industries Puerto Rico, Inc., a Delaware corporation and a wholly owned subsidiary of SCI LLC (the “Puerto Rico Sub”), SCG International Development LLC, a Delaware limited liability company and a wholly owned subsidiary of SCI LLC (“SCGID LLC”), Semiconductor Components Industries of Rhode Island, Inc., a Rhode Island corporation and a wholly owned subsidiary of SCI LLC (“SCI RI”), and Semiconductor Components Industries International of Rhode Island, Inc., a Rhode Island corporation and a wholly owned subsidiary of SCI LLC (together with SCI LLC, the Malaysia Sub, the Czech Sub, the China Sub, the Puerto Rico Sub, SCGID LLC and SCI RI, the “Guarantors”), in connection with the registration statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended, for the registration of (i) $260,000,000 aggregate principal amount of the Issuer’s Zero Coupon Convertible Senior Subordinated Notes due 2024 (the “Notes”), (ii) the guarantees of the Notes by each of the Guarantors (collectively, the “Guarantees”) and (iii) the Issuer’s common stock,

ON Semiconductor Corporation, p. 2

$0.01 par value per share, issuable upon conversion of the Notes (the “Common Stock”). The Notes were issued under an Indenture dated as of April 6, 2004 (the “Indenture”).

We have participated in the preparation of the Registration Statement and have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Issuer and the Guarantors and such other instruments and other certificates of public officials, officers and representatives of the Issuer and the Guarantors and such other persons, and we have made such investigations of law as we have deemed appropriate as a basis for the opinions expressed below.

In arriving at the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further qualifications set forth below, it is our opinion that:

1. The Notes in global form are, and the Notes in certificated form when exchanged for interest in the Notes in global form in accordance with the terms thereof and of the Indenture will be, the valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Indenture.

2. Each of the Guarantees is the valid, binding and enforceable obligation of the relevant Guarantor.

3. The shares of Common Stock into which the Notes are convertible at the initial conversion rate have been duly authorized by all necessary corporate action of the Issuer and have been reserved for issuance upon conversion and, upon issuance thereof on the conversion of the Notes in accordance with the Indenture and the terms of the Notes at conversion prices at or in excess of the par value of such shares of Common Stock, will be validly issued, fully paid and nonassessable.

Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any obligation of any of the Issuer or the Guarantors, (a) we have assumed that each party to such obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such obligation enforceable against it (except that no such assumption is made as to the Issuer, SCI LLC, the Malaysia Sub, the Czech Sub, the China Sub, the Puerto Rico Sub and SCGID LLC regarding matters of the law of the State of New York or the General Corporation Law of the State of Delaware) and (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

ON Semiconductor Corporation, p. 3

The foregoing opinion is limited to the law of the State of New York and the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting that Law).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus which forms a part of the Registration Statement and any supplement or supplements to such prospectus. By the giving of such consent, we do not admit that we are experts with respect to any part of the Registration Statement, or otherwise, within the meaning of the Rules and Regulations of the Commission.

Very truly yours,

CLEARY, GOTTLIEB, STEEN & HAMILTON

By	/s/ STEPHEN H. SHALEN
Stephen H. Shalen, a partner